FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Covina, CA – February 5, 2015. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $940,000, or $0.13 per diluted share for the quarter ended December 31, 2014 and $2.0 million, or $0.29 per diluted share for the six months then ended.  This compares to net income of $1.3 million, or $0.18 per diluted share for the quarter ended December 31, 2013 and $2.5 million, or $0.33 per diluted share for the six months then ended.  The decrease in net income for the quarter and six months ended December 31, 2014 was due primarily to decreases in net interest income and noninterest income, partially offset by decreases in noninterest expense and higher reversals in provision for loan losses. Included in noninterest expense during the three and six months ended December 31, 2014 were approximately $251,000 and $666,000, respectively, in expenses related to the proposed merger with HomeStreet Bank. Excluding these expenses, net income would have totaled $1.3 million, or $0.19 per diluted share, and $2.6 million, or $0.37 per diluted share, for the quarter and six months ended December 31, 2014, respectively.

“We are pleased with the continued improvement in asset quality resulting from the Bank’s efforts to identify and resolve problem loans. This improvement allowed for a reversal of $400,000 in provision for loan losses during the quarter," said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc. "Additionally, we are very excited about the opportunity to merge with HomeStreet Bank and believe the combined organization will better serve our customers by offering expanded products and services while enhancing shareholder value."
Net interest income decreased $799,000, or 11.9% to $5.9 million for the quarter ended December 31, 2014 as compared to $6.7 million for the quarter ended December 31, 2013.  Net interest margin declined to 2.86% for the quarter ended December 31, 2014 from 3.33% for the quarter ended December 31, 2013.  Net interest income decreased $1.1 million, or 7.9% to $12.3 million for the six months ended December 31, 2014 from $13.4 million for the same period last year. Net interest margin declined to 2.95% for the six months ended December 31, 2014 from 3.30% for the same period last year.  The decrease in the net interest margin for the quarter and six months ended December 31, 2014, was primarily due to a decline in the average yield on loans as a result of the low interest rate environment.

Noninterest income decreased $98,000, or 7.0% to $1.3 million for the quarter ended December 31, 2014 as compared to $1.4 million for the quarter ended December 31, 2013. Noninterest income decreased $167,000, or 5.9% to $2.7 million for the six months ended December 31, 2014 from $2.9 million for the same period last year. The decrease in noninterest income for both periods was due to a decrease in the fair values of mortgage banking derivative assets, a decline in ATM fees and charges, and a decrease in net gains on loans held for sale reflecting the impact of a lower average loan sale margin, partially offset by an increase in service charges and fees primarily attributable to higher service charge income on non-interest bearing demand deposits during the three and six months ended December 31, 2014.

Noninterest expense decreased $427,000, or 6.8% to $5.9 million for the quarter ended December 31, 2014 as compared to $6.3 million for the quarter ended December 31, 2013. Noninterest expense decreased $621,000, or 4.9% to $12.0 million for the six months ended December 31, 2014 from $12.6 million for the same period last year.  The decrease for both periods was primarily due to decreases in advertising and promotional expenses, salaries and benefits expense, ATM expense, and an increase in gains on sale of real estate owned properties, partially offset by increases in professional services expense and legal fees related to the merger.

Delinquent loans 60 days or more were $1.2 million or 0.18% of total loans at December 31, 2014 as compared to $1.1 million, or 0.16% of total loans at June 30, 2014. Non-performing loans increased slightly to $7.8 million, or 1.14% of total loans at December 31, 2014 as compared to $7.6 million, or 1.06% of total loans at June 30, 2014. The allowance for loan losses to non-performing loans was 50.19% at December 31, 2014 as compared to 59.88% at June 30, 2014. The decrease in the allowance for loan losses to non-performing loans was primarily a result of a decrease in the allowance for loan losses for the six months ended December 31, 2014.

During the three and six months ended December 31, 2014, a $400,000 and a $750,000 provision for loan losses reversal was recorded as compared to a $300,000 provision for loan losses reversal for the three and six months ended December 31, 2013. The improvement in the provision was primarily a result of a lower level of classified and criticized loans and a decline in net charge-offs and loss factors on loans collectively evaluated for impairment. The reversals reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Total assets declined 1.8% to $863.2 million at December 31, 2014 from $879.2 million at June 30, 2014 due primarily to a decrease in gross loans receivable and securities available-for-sale, partially offset by an increase in cash and cash equivalents. Gross loans receivable combined with loans held for sale decreased by $37.2 million, or 5.1%, to $686.8 million at December 31, 2014 from $724.0 million at June 30, 2014. The decrease was primarily attributable to loan principal repayments and payoffs, offset in part by organic growth in consumer loans. Securities available-for-sale decreased to $51.6 million at December 31, 2014 from $56.9 million at June 30, 2014 due to principal repayments of existing securities. Cash and cash equivalents increased to $94.7 million at December 31, 2014 from $69.3 million at June 30, 2014 due primarily to principal repayments of loans and securities and an increase in deposits.

Total deposits increased $3.4 million, or 0.5%, to $656.3 million at December 31, 2014 from $652.8 million at June 30, 2014. The increase was primarily attributable to an increase in interest-bearing checking deposits of $37.0 million, offset by decreases in money market accounts of $15.5 million, saving accounts of $10.2 million, certificates of deposit of $5.5 million, and noninterest-bearing demand deposits of $2.2 million. The change in deposit mix was consistent with the Company's strategic decision to promote interest-bearing checking deposits with enhanced features to attract relationship customers in our target markets. FHLB advances decreased to $65.0 million at December 31, 2014 as compared to $85.0 million at June 30, 2014 due to the payoff of a scheduled maturity. The weighted average cost of FHLB advances was 1.80% and 1.71% for the three and six months ended December 31, 2014 as compared to 1.58% and 1.60% for the same periods last year.

Total stockholders’ equity represented 16.01% of total assets and increased to $138.2 million at December 31, 2014 from $136.9 million at June 30, 2014. The increase in stockholders’ equity was primarily attributable to an increase of $2.0 million in net income, partially offset by cash dividends paid of $1.3 million for the six months ended December 31, 2014. For the six months ended December 31, 2014, the Company did not repurchase any shares. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2014
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31, 2014	June 30, 2014
Total assets	$863,207	$879,188
Gross loans receivable	684,793	720,330
Allowance for loan losses	(3,914)	(4,580)
Loans held for sale	2,039	3,687
Cash and cash equivalents	94,671	69,253
Securities available-for-sale, at fair value	51,579	56,883
Total deposits	656,254	652,823
Borrowings	65,000	85,000
Total stockholders’ equity	138,233	136,886
Equity to total assets	16.01%	15.57%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.18%	0.16%
Non-performing loans to total loans	1.14%	1.06%
Non-performing assets to total assets	0.90%	0.90%
Net (recovery) charge-offs to average loans outstanding	(0.02)%	0.05%
Allowance for loan losses to total loans	0.57%	0.64%
Allowance for loan losses to non-performing loans	50.19%	59.88%

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data and Ratios:	2014	2013	2014	2013
Interest income	$7,578	$8,301	$15,642	$16,595
Interest expense	(1,643)	(1,567)	(3,313)	(3,207)
Net interest income	5,935	6,734	12,329	13,388
Credit for loan losses	400	300	750	300
Net interest income after provision for loan losses	6,335	7,034	13,079	13,688
Noninterest income	1,296	1,394	2,686	2,853
Noninterest expense	(5,856)	(6,283)	(11,951)	(12,572)
Income before income tax expense	1,775	2,145	3,814	3,969
Income tax expense	(835)	(805)	(1,797)	(1,480)
Net income	$940	$1,340	$2,017	$2,489

Net income per share – basic and diluted	$0.13	$0.18	$0.29	$0.33
Return on average assets (annualized)	0.43%	0.63%	0.46%	0.59%
Return on average equity (annualized)	2.73%	3.77%	2.93%	3.47%
Net interest margin (annualized)	2.86%	3.33%	2.95%	3.30%
Efficiency ratio	80.59%	77.09%	79.18%	77.22%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
December 31, 2014
(Dollars in thousands)

	December 31, 2014	June 30, 2014
Non-accrual loans:
Real estate loans:
One-to-four family	$3,077	$2,481
Multi-family residential	738	781
Commercial	1,344	1,460
Other loans:
Automobile	—	2
Home equity	—	—
Other	6	15
Troubled debt restructurings:
One-to-four family	2,634	2,909
Multi-family residential	—	—
Commercial	—	—
Total non-accrual loans	7,799	7,648
Real estate owned and repossessed assets:
Real estate:
One-to-four family	—	284
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	—	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	—	284
Total non-performing assets	$7,799	$7,932
Total accruing troubled debt restructurings	$7,615	$9,569

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
December 31, 2014
Real estate loans:
One-to-four family	1	$160	3	$967	4	$1,127
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	5	49	—	—	5	49
Home equity	—	—	—	—	—	—
Other	8	20	3	2	11	22
Total loans	14	$229	6	$969	20	$1,198
June 30, 2014
Real estate loans:
One-to-four family	1	$409	1	$301	2	$710
Multi-family residential	—	—	—	—	—	—
Commercial	—	—	1	399	1	399
Other loans:
Automobile	1	15	1	2	2	17
Home equity	—	—	—	—	—	—
Other	3	4	2	15	5	19
Total loans	5	$428	5	$717	10	$1,145